Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 4, 2015	Financial Media

Otter Tail Corporation Announces First Quarter Earnings;
Revises 2015 Earnings Guidance to $1.50 to $1.65 per Share; Completes Sale of Construction Companies
Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2015.

Summary:

●	Consolidated operating revenues were $202.8 million compared with $215.0 million for the first quarter of 2014.

●
Consolidated net income and diluted earnings from continuing operations totaled $13.8 million and $0.37 per share, respectively, compared with $21.8 million and $0.60 per share for the first quarter of 2014.

●
On February 28, 2015 the corporation finalized the sale of the assets of its former energy and electrical construction contractor headquartered in Moorhead, Minnesota (AEV, Inc.) to Primoris AV in exchange for $22.3 million in cash, plus adjustments for working capital and fixed assets to be determined within 90 days of closing, and recorded an estimated $7.2 million gain on the sale.

●
On April 30, 2015 the corporation finalized the sale of the stock of its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri (Foley Company) to Enerfab, Inc. in exchange for $12.0 million in cash plus adjustments for working capital and other related items to be determined within 120 days of closing.

●	The corporation is revising its 2015 earnings guidance range to $1.50 to $1.65 per diluted share from its previously announced range of $1.65 to $1.80.

CEO Overview
“We expected first quarter earnings from continuing operations to be less than the same period in 2014, but they were lower than we projected,” said Otter Tail Corporation CEO Chuck MacFarlane.

“An 18% decrease in heating degree days reduced sales and earnings at Otter Tail Power Company as did the timing of scheduled maintenance expense at the utility’s Big Stone Plant.

“BTD experienced a decline in expected sales within the agriculture and energy markets and reduced scrap-metal revenue related to lower prices, factors experienced by other manufacturers across the nation. This reduced margins on first quarter sales. Also, during the first quarter BTD recorded a charge of $0.5 million related to workforce reductions, the result of lower sales expectations for 2015. We are aggressively addressing the challenges at BTD to improve performance.

“Timing and recognition of 2015 stock-based incentive compensation for Otter Tail Corporation and Otter Tail Power Company also contributed to the first quarter 2015 earnings shortfall.

“Earnings from our Plastics segment, which includes our PVC pipe companies, and from our manufacturer of custom plastic parts and containers, T.O. Plastics, were better than anticipated.

“Given the slow start to the year and the headwinds at BTD, we are lowering our overall guidance for 2015 diluted earnings per share to $1.50 to $1.65 from our previously announced range of $1.65 to $1.80. Even with the challenges being experienced at BTD, we expect to achieve a return on equity in a range of 9.5% to 10.4%.

“We completed the sales of our construction companies in February and April. This was the last step in narrowing our portfolio and creating two platforms—electric and manufacturing. We intend to focus on operational excellence in this narrowed set of operating companies.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash used in continuing operations for the quarter ended March 31, 2015 was $2.1 million compared with $12.2 million for the quarter ended March 31, 2014. Contributing to the decrease in cash used in continuing operations between the quarters was a $10.0 million decrease in discretionary contributions to the corporation’s pension plan. The following table presents the status of the corporation’s lines of credit as of March 31, 2015:

(in thousands)	Line Limit	In Use On March 31, 2015	Restricted due to Outstanding Letters of Credit	Available on March 31, 2015
Otter Tail Corporation Credit Agreement	$150,000	$40,846	$195	$108,959
Otter Tail Power Company Credit Agreement	170,000	7,806	560	161,634
Total	$320,000	$48,652	$755	$270,593

A $37.8 million increase in line of credit borrowings in the first quarter of 2015 relates to the funding of capital expenditures at Otter Tail Power Company and BTD along with working capital needs of the corporation’s subsidiary companies.

2

Board of Directors Declared Quarterly Dividend
On May 1, 2015 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3075 per share. This dividend is payable June 10, 2015 to shareholders of record on May 15, 2015.

Segment Performance Summary
Electric
Electric revenues and net income were $113.5 million and $13.2 million, respectively, compared with $119.1 million and $16.7 million for the first quarter of 2014.

The following table shows Heating Degree Days as a percent of normal:

Three Months ended March 31,

2015	2014
96.6%	117.3%

Retail electric revenues decreased $1.9 million due to the following:

●	A $3.3 million decrease in revenues due to much milder winter weather in 2015 compared with 2014, which was the main factor contributing to a 2.6% decrease in retail kilowatt-hour (kwh) sales.

●
A $1.6 million decrease in fuel clause adjustment (FCA) revenues and fuel and purchased power costs recovered in base rates related to decreased kwh sales and lower costs recoverable through the FCA, all factors that were impacted by the milder winter of 2015.

●	A $0.4 million reduction in Big Stone II Cost Recovery rider revenues as the North Dakota share of abandoned plant costs were fully recovered as of March 31, 2014.

offset by:

●
A $1.9 million increase in Environmental Cost Recovery (ECR) rider revenues related to earning a return in North Dakota and Minnesota on increasing amounts invested in the air quality control system (AQCS) under construction at Big Stone Plant, and the initiation of an ECR rider in South Dakota in December 2014 to recover costs and earn a return on amounts invested in the Big Stone Plant AQCS and the Hoot Lake Plant Mercury and Air Toxics Standards project.

●	A $1.0 million increase in revenue from kwh sales to customers whose demand was not negatively impacted by the weather, mainly pipeline operators.

●	A $0.5 million increase in revenues in the first quarter of 2015 related to an increase in conservation program incentives recoverable under the Minnesota Conservation Improvement Program rider.

Wholesale electric revenues from company-owned generation decreased $3.8 million as a result of a 56.1% decrease in revenue per wholesale kwh sold combined with a 50.8% decrease in sales volume. The decrease in wholesale kwh sales and prices was driven by decreased wholesale market demand resulting from much milder weather in the first quarter of 2015. Also, Otter Tail Power Company had fewer resources available for selling into the wholesale market as Coyote Station was operating at reduced load due to a December 2014 boiler feed pump failure and ensuing fire, and Big Stone Plant was taken off line February 27, 2015 for a planned spring outage. Additionally, Hoot Lake Plant was curtailed for economic dispatch reasons related to low market prices for electricity and generation from company-owned wind turbines was down 9.8% from the first quarter of 2014 due to icing, scheduled repairs and lower average wind speed.

3

Production fuel costs decreased $7.4 million as a result of a 30.3% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators primarily due to the factors discussed above. The cost of purchased power to serve retail customers increased $1.9 million due to a 43.1% increase in kwhs purchased, partially offset by a 24.0% decrease in the cost per kwh purchased. The increase in power purchases for retail sales was necessitated by the reduced availability of company-owned generating capacity discussed above. The decreased cost per kwh purchased was driven by lower market demand mainly resulting from the milder winter weather in 2015.

Electric operating and maintenance expenses increased $3.4 million as a result of:

●
A $1.6 million increase in external service costs related to maintenance work being performed during Big Stone Plant’s extended spring maintenance which began February 27, 2015 in conjunction with tying in the new AQCS.

●
A $0.8 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission service charges related to increasing investments in regional CapX2020 and MISO-designated Multi-Value Projects.

●
A $0.5 million increase in property tax expense due to higher assessed values of property in Minnesota and South Dakota in combination with increasing investments in transmission and distribution property, mainly in Minnesota.

●	A $0.5 million increase in expenditures for vegetation maintenance and control around power lines.

●	A $0.4 million increase in labor benefit costs, mainly related to an increase in corporate costs allocated to utility operations.

offset by:

●	A $0.4 million reduction in the amortization of the North Dakota share of Big Stone II costs which were fully recovered as of March 31, 2014.

Depreciation expense increased $0.3 million as a result of increased investment in transmission, distribution and general plant placed in service in 2014 and 2015.

Interest expense at Otter Tail Power Company increased $1.1 million as a result of $1.3 million in interest expense incurred in January and February of 2015 related to the February 27, 2014 issuance of $150 million in aggregate debt, offset by a $0.2 million reduction in interest related to the repayment of Otter Tail Power Company’s $40.9 million term loan and $82.5 million of short-term debt then outstanding.

4

Manufacturing
Manufacturing revenues and net income were $56.8 million and $1.2 million, respectively, compared with $55.4 million and $2.9 million for the first quarter of 2014.

●
At BTD, revenues increased $0.5 million primarily as a result of increased demand in recreational and lawn and garden equipment end markets, offset by reductions in demand in agriculture and wind energy equipment end markets, lower tooling revenues and a decrease in revenue from the sale of scrap-metal due to commodity price reductions. BTD’s revenue increase was more than offset by increases of: (1) $1.8 million in material costs related to increased sales combined with lower productivity efficiencies and (2) $1.1 million in labor and benefit costs, including 2015 workforce reduction termination benefit costs, resulting in a $1.5 million decrease in quarter over quarter net income at BTD.

●
At T.O. Plastics, revenues increased $0.8 million and net income decreased $0.2 million. While sales volume for horticultural products was flat quarter over quarter, an increase in sales of higher priced products relative to a decrease in sales of lower priced products resulted in a $0.4 million increase in horticultural sales revenues. An increase in sales of various other products to industrial customers also contributed $0.4 million to the increase in revenue. The increases in revenues were more than offset by increases of: (1) $0.9 million in material and labor costs related to the increase in sales and (2) $0.3 million in shipping costs, mainly related to less than full load shipments of horticultural products to meet customer demand and delivery dates. Income tax expense was down $0.2 million quarter over quarter.

Plastics
Plastics revenues and net income were $32.6 million and $2.1 million, respectively, compared with $40.5 million and $3.5 million for the first quarter of 2014. The $7.9 million decrease in revenues is the result of a 20.6% decrease in pounds of polyvinyl chloride (PVC) pipe sold due, in part, to delayed purchases related to falling resin prices, partially offset by a 1.3% increase in the price per pound of pipe sold. The decrease in sales was geographically dispersed with the most significant decreases occurring in Texas, Minnesota, North Dakota, Kansas and Arizona. Cost of products sold decreased $5.9 million due to the decrease in sales volume, partially offset by a 2.4% increase in the cost per pound of pipe sold related to higher labor, benefit and fixed overhead costs per pound of PVC pipe produced and sold. A $0.2 million increase in operating expenses, mainly related to increased wage and benefit costs, in combination with the $2.0 million reduction in gross margins was partially offset by a $0.9 million decrease in income tax expense, resulting in a $1.3 million decline in Plastics segment net income between the quarters.

Corporate
Corporate losses, net-of-tax, increased $1.5 million reflecting increases in stock-based compensation incentive and benefit costs net of subsidiary company cost allocations of $1.0 million, and a $0.5 million net of tax gain on the sale of a low income housing investment in the first quarter of 2014 that was not replicated in the first quarter of 2015.

5

Discontinued Operations
In 2014 the corporation had entered into signed letters of intent to sell its two construction companies. On February 28, 2015 the corporation sold the assets of AEV, Inc. its former energy and electric construction contractor headquartered in Moorhead, Minnesota for $22.3 million in cash plus an estimated $0.9 million in adjustments for working capital and fixed assets to be determined within 90 days of closing. The corporation recorded an estimated $7.2 million net-of-tax gain on the sale. On April 30, 2015 the corporation completed the sale of Foley Company, its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri for $12.0 million in cash plus adjustments for working capital and other related items to be determined within 120 days of closing.

The following summary presentations of the results of discontinued operations for the three-month periods ended March 31, 2015 and 2014, includes operating results for Foley Company and AEV, Inc., and residual expenses from the corporation’s former wind tower and waterfront equipment manufacturers which were sold in 2012 and 2013, respectively:

	For the Three Months Ended March 31,
(in thousands)	2015	2014
Operating Revenues	$18,724	$25,506
Operating Expenses	22,141	26,368
Goodwill Impairment Charge	1,000	--
Operating Loss	(4,417)	(862)
Other (Deductions) Income	(31)	288
Income Tax Benefit	(1,376)	(225)
Net Loss from Operations	(3,072)	(349)
Gain on Disposition Before Taxes	12,042	--
Income Tax Expense on Disposition	4,816	--
Net Gain on Disposition	7,226	--
Net Income (Loss)	$4,154	$(349)

The above results for the three months ended March 31, 2015 and 2014 include a net loss from operations of $2.4 million and net income from operations of $0.1 million, respectively, for Foley Company and net losses from operations of $0.8 million and $0.5 million, respectively, for AEV, Inc.

6

2015 Business Outlook

The corporation is revising its consolidated diluted earnings per share guidance for 2015 to be in the range of $1.50 to $1.65 from its previously announced range of $1.65 to $1.80. This updated guidance reflects the current mix of businesses owned by the corporation. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results.

Segment components of the corporation’s 2014 diluted earnings per share and 2015 diluted earnings per share guidance range for continuing operations are as follows:

		2015 Guidance		2015 Guidance
	2014	February 9, 2015		Revised May 4, 2015
Diluted Earnings Per Share		Low	High	Low	High
Electric	$1.19	$1.26	$1.29	$1.23	$1.26
Manufacturing	$0.25	$0.37	$0.41	$0.21	$0.25
Plastics	$0.33	$0.25	$0.29	$0.29	$0.33
Corporate	($0.22)	($0.23)	($0.19)	($0.23)	($0.19)
Total – Continuing Operations	$1.55	$1.65	$1.80	$1.50	$1.65
Expected Return on Equity				9.5%	10.4%

Contributing to the corporation’s updated earnings guidance for 2015 are the following items:

●
The corporation expects 2015 net income for its Electric segment to decrease from its previously issued guidance primarily as a result of the lower than expected first quarter earnings, driven in part by warmer than normal weather, but also due to higher than expected claim costs and more participants associated with the long-term disability plans and an increase in coal plant reagent costs that were determined unrecoverable under rider by the Minnesota Public Utilities Commission in March 2015.

Other items affecting the corporation’s 2015 Electric segment earnings guidance compared with 2014 earnings include:

○	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades while under construction.

○	Expected increases in sales to pipeline and commercial customers.

○	A decrease in plant maintenance costs, as unanticipated maintenance issues encountered during the 2014 Hoot Lake shutdown are not expected to occur in 2015.

offset by:

○
A decrease in transmission revenues for a potential reduction in the rate of return on equity granted by the Federal Energy Regulatory Commission under the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.

○
An increase in pension costs as a result of an increase in projected benefit obligations based on a decrease in the discount rate from 5.30% to 4.35% and adoption of new mortality tables which have longer life expectancy assumptions.

7

○	Higher depreciation and property tax expense due to increased investment in transmission, generation, distribution and general plant placed in service in 2014 and 2015.

○	Higher short-term interest costs as major projects continue to be funded.

●	The corporation is lowering its previous 2015 net income guidance from its Manufacturing segment due to:

○
A softness in the agriculture, energy, mining and oil and gas equipment end markets served by BTD’s customers, declining commodity prices for scrap, increased costs of manufacturing due to lower productivity and increased severance costs relating to workforce reductions at BTD’s manufacturing plants.

○
While the corporation is lowering its guidance based on revised expectations for BTD, it expects earnings from T.O. Plastics to be better than projected in the original guidance based on an expected increase in sales of custom products.

○	Backlog for the manufacturing companies of approximately $106 million for 2015 compared with $115 million one year ago.

●
The corporation is increasing its 2015 net income guidance from its Plastics segment due to lower than expected increases in raw material costs which will result in higher operating margins than originally projected. Sales volumes are expected to be slightly lower than 2014 levels.

●	Corporate costs are still expected to be flat in 2015 compared with 2014.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 5, 2015, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2015 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

8

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2015. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its nonutility businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

9

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast region of the United States, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2015 and 2014 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

10

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2015	2014
Operating Revenues by Segment
Electric	$113,547	$119,088
Manufacturing	56,759	55,435
Plastics	32,552	40,483
Corporate Revenue and Intersegment Eliminations	(17)	(40)
Total Operating Revenues	202,841	214,966
Operating Expenses
Fuel and Purchased Power	38,291	43,815
Nonelectric Cost of Products Sold (depreciation included below)	71,498	73,939
Electric Operating and Maintenance Expense	41,029	37,593
Nonelectric Operating and Maintenance Expense	12,463	9,951
Depreciation and Amortization	14,535	14,267
Total Operating Expenses	177,816	179,565
Operating Income (Loss) by Segment
Electric	23,163	26,917
Manufacturing	2,530	5,391
Plastics	3,615	5,771
Corporate	(4,283)	(2,678)
Total Operating Income	25,025	35,401
Interest Charges	7,743	6,595
Other Income	572	1,535
Income Tax Expense – Continuing Operations	4,073	8,562
Net Income (Loss) by Segment – Continuing Operations
Electric	13,178	16,653
Manufacturing	1,184	2,896
Plastics	2,120	3,460
Corporate	(2,701)	(1,230)
Net Income from Continuing Operations	13,781	21,779
Discontinued Operations
Loss - net of Income Tax Benefit of $1,376 in 2015 and $225 in 2014	(2,072)	(349)
Impairment Loss - net of Income Tax Benefit of $0 in 2015	(1,000)	--
Gain on Disposition - net of Income Tax Expense of $4,816 in 2015	7,226	--
Net Income (Loss) from Discontinued Operations	4,154	(349)
Net Income	$17,935	$21,430
Average Number of Common Shares Outstanding
Basic	37,243,118	36,240,350
Diluted	37,497,881	36,431,915

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.37	$0.60
Discontinued Operations	0.11	(0.01)
	$0.48	$0.59

Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.37	$0.60
Discontinued Operations	0.11	(0.01)
	$0.48	$0.59

11

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)

	March 31,	December 31,
	2015	2014

Current Assets
Cash and Cash Equivalents	$157	$--
Accounts Receivable:
Trade—Net	74,071	60,172
Other	14,406	13,179
Inventories	84,515	85,203
Deferred Income Taxes	52,065	49,482
Unbilled Revenues	15,199	17,996
Regulatory Assets	20,352	25,273
Other	6,935	7,187
Assets of Discontinued Operations	33,171	48,657
Total Current Assets	300,871	307,149

Investments	10,405	8,582
Other Assets	30,900	30,111
Goodwill	31,488	31,488
Other Intangibles—Net	11,113	11,251

Deferred Debits
Unamortized Debt Expense	4,130	4,300
Regulatory Assets	127,368	129,868
Total Deferred Debits	131,498	134,168

Plant
Electric Plant in Service	1,560,459	1,545,112
Nonelectric Operations	178,289	175,159
Construction Work in Progress	269,999	248,677
Total Gross Plant	2,008,747	1,968,948
Less Accumulated Depreciation and Amortization	709,842	700,418
Net Plant	1,298,905	1,268,530
Total	$1,815,180	$1,791,279

12

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)

	March 31,	December 31,
	2015	2014

Current Liabilities
Short-Term Debt	$48,652	$10,854
Current Maturities of Long-Term Debt	204	201
Accounts Payable	95,876	107,013
Accrued Salaries and Wages	12,826	19,256
Accrued Taxes	15,342	13,793
Derivative Liabilities	11,567	14,230
Other Accrued Liabilities	8,890	8,793
Liabilities of Discontinued Operations	20,732	27,559
Total Current Liabilities	214,089	201,699

Pensions Benefit Liability	93,084	102,711
Other Postretirement Benefits Liability	54,100	53,638
Other Noncurrent Liabilities	24,485	26,794

Deferred Credits
Deferred Income Taxes	239,999	230,810
Deferred Tax Credits	25,914	26,384
Regulatory Liabilities	77,851	77,013
Other	947	975
Total Deferred Credits	344,711	335,182

Capitalization
Long-Term Debt, Net of Current Maturities	498,437	498,489

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	187,115	186,090
Premium on Common Shares	284,341	278,436
Retained Earnings	119,340	112,903
Accumulated Other Comprehensive Loss	(4,522)	(4,663)
Total Common Equity	586,274	572,766
Total Capitalization	1,084,711	1,071,255
Total	$1,815,180	$1,791,279

13

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Three Months Ended March 31,
In thousands	2015	2014
Cash Flows from Operating Activities
Net Income	$17,935	$21,430
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Net Gain from Sale of Discontinued Operations	(7,226)	--
Net Loss from Discontinued Operations	3,072	349
Depreciation and Amortization	14,535	14,267
Deferred Tax Credits	(470)	(454)
Deferred Income Taxes	7,038	13,073
Change in Deferred Debits and Other Assets	3,538	(888)
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	41	(2,408)
Allowance for Equity/Other Funds Used During Construction	(256)	(340)
Change in Derivatives Net of Regulatory Deferral	(59)	118
Stock Compensation Expense – Equity Awards	623	358
Other—Net	206	182
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(11,288)	(22,329)
Change in Inventories	688	(9,236)
Change in Other Current Assets	1,270	437
Change in Payables and Other Current Liabilities	(20,185)	(7,731)
Change in Interest and Income Taxes Receivable/Payable	(1,549)	1,013
Net Cash Used in Continuing Operations	(2,087)	(12,159)
Net Cash Used in Discontinued Operations	(6,263)	(6,898)
Net Cash Used in Operating Activities	(8,350)	(19,057)
Cash Flows from Investing Activities
Capital Expenditures	(35,738)	(37,311)
Proceeds from Disposal of Noncurrent Assets	1,292	848
Net Increase in Other Investments	(3,492)	(989)
Net Cash Used in Investing Activities - Continuing Operations	(37,938)	(37,452)
Net Proceeds from Sale of Discontinued Operations	21,343	--
Net Cash (Used in) Provided by Investing Activities - Discontinued Operations	(1,759)	285
Net Cash Used in Investing Activities	(18,354)	(37,167)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(1,236)	--
Net Short-Term Borrowings (Repayments)	37,798	(39,296)
Proceeds from Issuance of Common Stock – net of Issuance Expenses	4,697	3,666
Payments for Retirement of Capital Stock	(1,239)	(242)
Proceeds from Issuance of Long-Term Debt	--	150,000
Short-Term and Long-Term Debt Issuance Expenses	(4)	(502)
Payments for Retirement of Long-Term Debt	(49)	(40,946)
Dividends Paid and Other Distributions	(11,498)	(10,993)
Net Cash Provided by Financing Activities – Continuing Operations	28,469	61,687
Net Cash Used in Financing Activities – Discontinued Operations	(1,178)	--
Net Cash Provided by Financing Activities	27,291	61,687
Net Change in Cash and Cash Equivalents – Discontinued Operations	(430)	(126)
Net Change in Cash and Cash Equivalents	157	5,337
Cash and Cash Equivalents at Beginning of Period	--	2,007
Cash and Cash Equivalents at End of Period	$157	$7,344

14